UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 21, 2009

ZST DIGITAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52934	20-8057756
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 28, Huzhu Road
Zhongyuan District, Zhengzhou
People’s Republic of China

 (Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(86) 371-6771-6850

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2009, the Company’s board of directors (the “Board”) appointed John Chen, M.D. to replace Zeng Yun Su as the Chief Financial Officer of the Company effective upon the pricing date of the Company’s public offering.  Mr. Zeng will continue to serve with the Company as its Vice President of Finance and Corporate Secretary.

Dr. Chen, 32 years old, previously served as the Chief Financial Officer of China Ruitai International Holdings Co., Ltd. from February 2009 to May 2009.  Dr. Chen served as the Vice President, Investment Banking-China Practice of Brean Murray, Carret & Co., from December 2007 to January 2009.  From June 2007 to November 2007, Dr. Chen served as the Senior Vice President, Investment Banking of Global Hunter Securities LLC.  From January 2007 to June 2007, Dr. Chen founded Adela Pharmaceuticals, Inc.  Dr. Chen served as the Associate Vice President, Business Development of Paramount BioCapital from March 2006 to December 2006.  Prior to that, he was a Clinical Research Fellow, on a one year fellowship, at the National Cancer Institute from August 2005 to August 2006.  Dr. Chen also served as a Biotechnology Associate Analyst at Friedman, Billings, Ramsey, Inc. from September 2004 to August 2005.  Dr. Chen received a M.D./MBA in health management from Tufts University School of Medicine and Brandeis University, Northeastern University in 2004 and a B.S. in Biology from the University of California, Irvine in 2000.

There are no arrangements or understandings between Dr. Chen and any other persons pursuant to which Dr. Chen was selected as Chief Financial Officer.

There are no family relationships between Dr. Chen and any director or executive officer of the Company.

There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company or any of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which Dr. Chen had or will have a director or indirect material interest.

There are no material plans, contracts or arrangements (whether or not written) to which Dr. Chen is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

We anticipate entering into an employment agreement with Dr. Chen regarding his employment as Chief Financial Officer, which will be effective upon the pricing of the public offering (the “Effective Date”), and pursuant to which he will be entitled to a base salary at an annual rate of $150,000.  The initial term of the employment agreement will be eighteen (18) months, with automatic one-year extensions.

Upon the Effective Date, we also anticipate granting Dr. Chen options to purchase 25,000 shares of the common stock of the Company at an exercise price equal to the offering price of the shares sold in the public offering (the “Initial Options”).  The Initial Options will be immediately exercisable but, to the extent they are exercised, will be subject to a repurchase right of the Company, and which will lapse as follows:  50% of the Initial Options will vest six (6) months after the Effective Date and the remaining 50% will vest twelve (12) months after the Effective Date.  Upon the 1-year anniversary of the Effective Date, Dr. Chen will be granted additional options to purchase 12,500 shares of the common stock of the Company at an exercise price equal to the market price on the grant date, and which will vest six (6) months from the date of grant (the “Subsequent Options”).   The Initial Options and Subsequent Options will expire five (5) years from their respective grant dates, provided, however, that Dr. Chen remains continuously employed by the Company during the applicable five-year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZST DIGITAL NETWORKS, INC.

Date: September 24, 2009	By:	/s/ Zhong Bo
Name: Zhong Bo
Title: Chief Executive Officer